Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 30th day of September, 2005 is entered into by Central Garden & Pet Company, a Delaware corporation (the “Company”), and Bradley P. Johnson (“Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company.

In consideration of mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Term of Employment: Executive will be employed by the Company for a period of five (5) years, subject to termination as set forth below.

2.	Start Date: Executive’s employment start date shall be November 7, 2005.

3.	Title; Capacity: Executive shall serve as President Garden Group. He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer of the Company.

4.	Salary: The Company will pay the Executive a salary of $450,000 annually in accordance with the Company’s prevailing practices for executives of the Company. In addition, Executive will be eligible for an annual bonus each year, targeted at 50% of base compensation with a maximum payout of 100%. Actual payout will be based upon both the Executive’s and the Company’s performance. For fiscal year 2006, Executive’s bonus will be guaranteed at the 50% level or $225,000. However, the bonus will be prorated should his start of employment occur after the start of fiscal year 2006.

5.	Benefits: Executive shall receive fringe benefits, including 401(k) and life insurance at one times base compensation (additional term life insurance may be purchased by the Executive) and shall participate in other benefit programs on substantially the same terms and conditions as are generally available to other executives of the Company. Such benefits shall include an automobile allowance of $1,000 per month and shall otherwise be generally comparable to the benefits currently offered to senior executives of the Company. Additionally, the Executive will be eligible for four (4) weeks vacation annually.

6.

Restricted Stock and Stock Options: The Company will grant to Executive effective upon commencement of employment 20,000 shares of restricted stock and 20,000 stock options under the Company’s omnibus equity incentive plan. Such shares and stock options shall fully vest if Executive has been continuously employed by the Company from the date of awards with the following vesting schedule: 25% will vest following twenty-four (24), thirty-six (36), forty-eight (48) and sixty (60) months of continuous employment, respectively. Stock options shall expire at the end of 72 months. Executive will be eligible for additional stock option awards annually based upon Executive’s and the Company’s performance. Additionally, the Company may make additional restricted stock awards in future years based upon the Executive’s and the Company’s performance.

7.	Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s policies, upon presentation by Executive of documentation, expense statements, vouchers, and/or other supporting information as the Company may request.

8.	Other Benefits - Relocation: The Company will assist the Executive with his relocation to the Walnut Creek, CA area:

a) The Company will work with a third party relocation service to arrange for the relocation service to purchase Executive’s current primary residence based upon the average of three (3) independent appraisals,

b) The Company will reimburse reasonable house hunting expenses for Executive and his family,

c) The Company will reimburse all reasonable and customary real estate sale and purchase closing costs,

d) The Company will pay all usual and customary moving costs associated with relocation, including packing, unpacking, shipping, in-transit travel for Executive and his family traveling to new location, temporary living expenses for a reasonable time period not to exceed 120 days, appliance disconnect and reconnection costs, and transportation of two (2) automobiles. The Company shall not be responsible for the costs associated with the relocation of large and unusual items such as livestock, horses, boats, recreational vehicles, antique automobiles, firewood or large household items such as pianos, or other similar items,

e) The Company will reimburse Executive, monthly, an amount equal to the difference in interest cost in your current home and the interest cost of your new home in the Walnut Creek, CA area subject to the approval by the Company. 100% of the equity from Executive’s current residence must be applied to the purchase of the new residence. Such reimbursement shall be based upon the following schedule: first year of ownership - 100 % of the differential, second year of ownership – 90% of the differential, third year of ownership – 75% of the differential, fourth year of ownership – 50% of the differential, fifth year of ownership – 25% of the differential, and the sixth year and beyond – 0% of the differential.

f) All monies paid on behalf of the Executive under this provision that is considered income under IRS code shall be grossed-up on a one time basis.

9.	Other Consideration: The Company shall pay the Executive a transition fee of $250,000 upon his start of employment, and $250,000 upon the first anniversary of his employment.

Payment of this transition fee is conditioned on Executive remaining employed with the Company for two (2) years from the date of this Agreement. If Executive’s employment is terminated by the Company for cause or by the Executive other than for Material Breach, Executive is not eligible to receive any part of this transition fee and is required to repay within ten (10) days of his termination date any portion of this transition fee that may already have been paid.

10.	Incapacity: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement, then after twelve (12) months of continuous physical or mental disability, this Agreement will terminate; provided however, that during this twelve (12) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from alcoholism, drug abuse, or related issues.

11.	Termination by the Company for Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause shall be defined as:

a) An act of fraud, embezzlement or theft;

b) An act or omission constituting negligence or misconduct which is materially injurious to the Company;

c) A violation of the Noncompetition Agreement between the parties contained herein;

d) A material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof; or

e) Executive’s disability or incapacity pursuant to Section 10 above.

f) Executive’s death.

12.	Termination by the Company Other Than for Cause: If the Company terminates Executive for any reason other than cause as defined in Section 11 hereof, Executive will continue to receive the compensation and benefits provided for in this Agreement for one (1) year. Compensation is defined as salary and target bonus. The Company will also continue to pay any mortgage differential discussed in para. 8.e, above, until such time as Executive accepts a new position, not to exceed this same one (1) year period.

13.	Termination by the Executive for Material Breach: The Executive may terminate this Agreement for Material Breach. If Executive terminates this Agreement for Material Breach, Executive will continue to receive the compensation and benefits provided for in this Agreement for one (1) year. Compensation is defined as salary and target bonus. Material Breach shall be defined as a material violation of this Agreement by Company, which is not cured within 30 days after written notice thereof.

14.	Termination by the Executive Other Than for Material Breach: If Executive terminates his employment for other than Material Breach, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination.

15.	Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company’s business. In the course of Executive’s employment with the Company, he will acquire certain proprietary information. Executive agrees that he will not disclose or utilize any confidential business information (not already otherwise made public or already in possession of the person to whom it was disclosed) or trade secrets to any competitor of the Company or any other person or entity outside the Company other than the agents, representatives or consultants acting on behalf of the Company. Any confidential materials that come into Executive’s possession during his employment shall remain the exclusive property of the Company and shall be promptly returned to the Company upon any termination of employment.

16.	Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permissible by law.

17.	Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the parties.

18.	Governing Law: This Agreement will be governed and construed consistent with the laws of the State of California.

19.	Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a) If to the Company to:	Central Garden & Pet Company 1340 Treat Boulevard, Suite 600 Walnut Creek, CA 94597

Attention: Glenn W. Novotny

with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669 Attention: John F. Seegal, Esq.

(b) If to the Executive to:	Brad Johnson ___________________________ ___________________________

20.	Restrictive Covenants and Consulting Agreement: Executive covenants and agrees to the Agreement to Protect Confidential Information, Intellectual Property and Business Relationships contained in Exhibit A and the Post Employment Consulting Agreement contained in Exhibit B, both attached hereto and incorporated by reference.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

EXECUTIVE

/s/ Bradley P. Johnson
Bradley P. Johnson

CENTRAL GARDEN & PET COMPANY

By	/s/ Glenn W. Novotny
Glenn W. Novotny, President and Chief Executive Officer